                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ________)*

                                  Lason, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  51808R 10 7
                            --------------------
                               (CUSIP Number)


                               Page 1 of 20 Pages

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 51808R 10 7               13G             PAGE   2   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Robert A. Yanover
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         476,442 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   476,442 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  476,442 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.5%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE   3  OF   20  PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Robert A. Yanover Living Trust u/a/d May 11, 1982
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Florida
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         476,442 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   476,442 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  476,442 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.5%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO (Trust)
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE   4   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Colin W. L. Armstrong
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         625,185 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           12,785 (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   625,185 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  637,970 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.4%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE   5   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust Dated January 5, 1993
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Florida
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         625,185 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   625,185 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  625,185 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.3%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO (Trust)
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE   6   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust No.2 Dated August 6, 1996
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Florida
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         625,185 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   625,185 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  625,185 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.3%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO (Trust)
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE   7   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Allen J. Nesbitt
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         881,310 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   881,310 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  881,310 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.2%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE   8   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Allen J. Nesbitt Living Trust Dated December 7, 1994
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Michigan
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         881,310 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   881,310 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  881,310 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.2%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO (Trust)
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE   9   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   Robert S. Pavlock
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         220,324 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   220,324 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  220,324 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.6%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 51808R 10 7               13G             PAGE  10   OF  20   PAGES
          -----------                                    -----    -----

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

   James A. Nesbitt and Jennifer Rebecca Nesbitt Irrevocable Trust Effective
   as of January 1, 1996
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:[ ]
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /x/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Michigan
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   None (See Item 4)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         220,324 (See Item 4)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           None (See Item 4)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   220,324 (See Item 4)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  220,324 (See Item 4)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.6%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO (Trust)
-------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 51808R 10 7              13G                 Page 11 of 20 Pages

ITEM 1          ISSUER:

          (a)   NAME

                Lason, Inc. (the "Company")

          (b)   ADDRESS

                1305 Stephenson Highway
                Troy, Michigan  48083

ITEM 2          PERSONS FILING:

          (a)   NAMES OF PERSONS FILING:

                This statement is filed jointly by each of the following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission (the "SEC") under Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Robert A. Yanover Living Trust u/a/d May 11, 1982 (the "RAY Trust"), (ii) Robert A. Yanover ("Yanover") as trustee of the RAY Trust, (iii) Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993 (the "J. Yanover Trust"), (iv) Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust No. 2 Dated August 6, 1996 (the "J. Yanover Trust No. 2"), (v) Colin W.L. Armstrong ("Armstrong") as trustee of the J. Yanover Trust and the J. Yanover Trust No. 2, (vi) the Allen J. Nesbitt Living Trust Dated December 7, 1994 (the "AJN Trust"), (vii) Allen J. Nesbitt ("Nesbitt") as trustee of the AJN Trust, (viii) James A. Nesbitt and Jennifer Rebecca Nesbitt Irrevocable Trust Effective as of January 1, 1996 (the "JAN Trust"), and (ix) Robert S. Pavlock ("Pavlock") as trustee of the JAN Trust. The RAY Trust, Yanover, the J. Yanover Trust, the J. Yanover Trust No. 2, Armstrong, the AJN Trust, Nesbitt, the JAN Trust and Pavlock are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

                Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information by another Reporting Person. By their signature on this statement, each of the Reporting Persons agrees that this statement is filed on behalf of such Reporting Person.

                The Reporting Persons and the other parties to the Voting Agreement (as defined in Item 4) may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, IF NONE, RESIDENCE

CUSIP No. 51808R 10 7              13G                 Page 12 of 20 Pages

     RAY Trust and Yanover:                     133 Quayside Drive
                                                Jupiter, Florida  33477
     J. Yanover Trust, J. Yanover
     Trust No. 2 and Armstrong:                 11243-6 St. John's Industrial Parkway South
                                                Jacksonville, Florida  32246

     AJN Trust and Nesbitt:                     28400 Schoolcraft
                                                Livonia, Michigan  48150

     JAN Trust and Pavlock:                     27777 Franklin Road #1540
                                                Southfield, Michigan  48034

 (c) CITIZENSHIP

     RAY Trust, J. Yanover Trust                Florida Trusts
     and J. Yanover Trust No. 2:
                                                Michigan Trust
     AJN Trust and JAN Trust:

     Yanover, Armstrong, Nesbitt                U.S. Citizens
     and Pavlock:

 (d) TITLE OF CLASS OF SECURITIES

     Common Stock, par value $.01 per share ("Common Stock")

 (e) CUSIP NO.

     51808R 10 7

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

       This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

ITEM 4 OWNERSHIP:

       (a) AMOUNT BENEFICIALLY OWNED:

           The shares of Common Stock (the "Shares") of Lason, Inc. (the "Company") covered by this statement include 476,442 shares held by the RAY Trust, of which Yanover is the trustee, 415,185 shares held by the J. Yanover Trust of which Armstrong is the trustee, 210,000 shares held by the J. Yanover Trust No. 2 of which Armstrong is the Trustee, 12,785 shares of which Armstrong has the right to direct the disposition of;

CUSIP No. 51808R 10 7              13G                 Page 13 of 20 Pages

       881,310 shares held by the AJN Trust, of which Nesbitt is the trustee; 220,324 shares held by the JAN Trust of which Pavlock is the trustee.
       The RAY Trust, the AJN Trust, the JAN Trust, Yanover, Nesbitt and Golder, Thomas, Cressey, Rauner Fund IV, L.P. (the "Fund"), are parties to a Voting Agreement dated as of October 7, 1996 (the "Voting Agreement"). The Voting Agreement provides that the parties thereto will vote in the same manner on certain issues, including the election of directors. The Reporting Persons and the Fund may be deemed to be a "group" for purposes of Section 13d-3 of the Act as a result of the Voting Agreement, and, based on the information contained in the Schedule 13G filed by the Fund with respect to the year ended December 31, 1996, may be deemed to be the beneficial owner of and share the power to vote or direct the vote of 2,500,002 additional shares of Common Stock that are subject to the terms of the Voting Agreement as of December 31, 1996. If the Reporting Persons were deemed to be the beneficial owner of or share the power to vote or direct the vote of such additional shares of Common Stock, the Reporting Persons would be deemed to be the beneficial owner of and share the power to vote or direct the vote or dispose of or direct the disposition of an aggregate of 4,716,048 shares or approximately 54.7% of the Common Stock. The Reporting Persons disclaim beneficial ownership of (and the power to vote or direct the vote of) the shares of Common Stock beneficially owned by the Fund.

  (b)  PERCENT OF CLASS:  (Based on 8,610,246 shares outstanding)

       RAY Trust and Yanover:                 5.5%

       J. Yanover Trust, J. Yanover
       Trust No. 2 and Armstrong:             7.4%

       AJN Trust and Nesbitt:                10.2%

       JAN Trust and Pavlock:                 2.6%

  (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

       (i) Sole power to vote or to direct the vote:

           RAY Trust and Yanover:            None

           J. Yanover Trust, J. Yanover
           Trust No. 2 and Armstrong:        None

           AJN Trust and Nesbitt:            None

           JAN Trust and Pavlock:            None

           (See Item 4(a))

CUSIP No. 51808R 10 7              13G                 Page 14 of 20 Pages



  (ii)  Shared power to vote or to direct the vote:

        Ray Trust and Yanover:                       476,442

        J. Yanover Trust, J. Yanover
        Trust No. 2 and Armstrong:                   625,185

        AJN Trust and Nesbitt:                       881,310

        JAN Trust and Pavlock:                       220,324

               (See Item 4(a))

  (iii) Sole power to dispose or to direct the disposition of:

        Ray Trust and Yanover:                       None

        Armstrong:                                   12,785

        J. Yanover Trust and
        J. Yanover Trust No. 2:                      None

        AJN Trust and Nesbitt:                       None

        JAN Trust and Pavlock:                       None

              (See Item 4(a))

  (iv)  Shared power to dispose or to direct the disposition of:

        RAY Trust and Yanover:                       476,442

        J. Yanover Trust, J. Yanover
        Trust No. 2 and Armstrong:                   625,185

        AJN Trust and Nesbitt:                       881,310

        JAN Trust and Pavlock:                       220,324

                   (See Item 4(a))

CUSIP No. 51808R 10 7              13G                 Page 15 of 20 Pages



ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficially owners of more than five percent of the class of securities, check the following [ ].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10   CERTIFICATION:

          Not applicable.

CUSIP No. 51808R 10 7              13G                 Page 16 of 20 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 13, 1997


                                ROBERT A. YANOVER LIVING TRUST
                                U/A/D MAY 11, 1982

                                By:   /s/  Robert A. Yanover
                                      -----------------------------
                                      Robert A. Yanover, Trustee

                                JOSEPH JONATHAN YANOVER AND JENNIFER D. YANOVER IRREVOCABLE TRUST DATED JANUARY 5, 1993

                                By:   /s/  Colin W. L. Armstrong
                                      -----------------------------
                                      Colin W.L. Armstrong

                                JOSEPH JONATHAN YANOVER AND JENNIFER D. YANOVER IRREVOCABLE TRUST NO. 2

                                By:   /s/  Colin W. L. Armstrong
                                      -----------------------------
                                      Colin W.L. Armstrong

                                ALLEN J. NESBITT LIVING TRUST DATED DECEMBER 7, 1994

                                By:   /s/  Allen J. Nesbitt
                                      -----------------------------
                                      Allen J. Nesbitt

                                JAMES A. NESBITT AND JENNIFER REBECCA NESBITT IRREVOCABLE TRUST EFFECTIVE AS OF JANUARY 1, 1996 FOR THE BENEFIT OF JAMES A. NESBITT

                                By:   /s/ Robert S. Pavlock
                                      -----------------------------
                                      Robert S. Pavlock

                      (SIGNATURES CONTINUED ON NEXT PAGE)

CUSIP No. 51808R 10 7              13G                 Page 17 of 20 Pages



                                            /s/  Robert A. Yanover
                                            -----------------------------
                                            Robert A. Yanover

                                            /s/  Allen J. Nesbitt
                                            -----------------------------
                                            Allen J. Nesbitt

                                            /s/  Robert S. Pavlock
                                            -----------------------------
                                            Robert S. Pavlock

                                            /s/ Colin W. L. Armstrong
                                            -----------------------------
                                            Colin W. L. Armstrong

CUSIP No. 51808R 10 7              13G                 Page 18 of 20 Pages



                                  EXHIBITS

Exhibit I Joint Filing Agreement amoung the Reporting Person pursuant to Rule 13d-1(f) under the Securties Exchange Act of 1934, as amended.

CUSIP No. 51808R 10 7               13G                  Page 19 of 20 Pages

                                  EXHIBIT I


                      SCHEDULE 13G JOINT FILING AGREEMENT

     The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

     (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

     (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but note of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


DATED:  February 13, 1997


                                ROBERT A. YANOVER LIVING TRUST
                                U/A/D MAY 11, 1982

                                By:   /s/  Robert A. Yanover
                                      -------------------------------
                                      Robert A. Yanover, Trustee

                                JOSEPH JONATHAN YANOVER AND JENNIFER D. YANOVER IRREVOCABLE TRUST DATED JANUARY 5, 1993

                                By:   /s/  Colin W. L. Armstrong
                                      -------------------------------
                                      Colin W.L. Armstrong

                                JOSEPH JONATHAN YANOVER AND JENNIFER D. YANOVER IRREVOCABLE TRUST NO. 2

                                By:   /s/  Colin W. L. Armstrong
                                      ----------------------------
                                      Colin W.L. Armstrong

CUSIP No. 51808R 10 7              13G                 Page 20 of 20 Pages


                                     ALLEN J. NESBITT LIVING TRUST DATED
                                     DECEMBER 7, 1994

                                     By:   /s/  Allen J. Nesbitt
                                           -----------------------------
                                           Allen J. Nesbitt

                                     JAMES A. NESBITT AND JENNIFER REBECCA
                                     NESBITT IRREVOCABLE TRUST EFFECTIVE AS OF
                                     JANUARY 1, 1996 FOR THE BENEFIT OF JAMES
                                     A. NESBITT

                                     By:   /s/  Robert S. Pavlock
                                           -----------------------------
                                           Robert S. Pavlock




                                           /s/  Robert A. Yanover
                                           ------------------------------
                                           Robert A. Yanover

                                           /s/  Allen J. Nesbitt
                                           ------------------------------
                                           Allen J. Nesbitt

                                           /s/  Robert S. Pavlock
                                           ------------------------------
                                           Robert S. Pavlock

                                           /s/  Colin W. L. Armstrong
                                           ------------------------------
                                           Colin W. L. Armstrong